Exhibit 10.4

EXECUTION COPY

Standby Letter of Credit Agreement

(Uncommitted/Secured)

May 19, 2015

To induce National Australia Bank Limited, New York Branch and/or any of its branches or affiliates, in its sole discretion, to issue one or more standby letters of credit (as may be amended from time to time, each a “Credit” and collectively, the “Credits”) (such issuers of a Credit, individually and collectively, “Bank”) at the request of Renaissance Reinsurance Ltd., a Bermuda company (“RRL”), RenaissanceRe Specialty Risks Ltd., a Bermuda company (“RSRL”), DaVinci Reinsurance Ltd., a Bermuda company (“DaVinci”) or Platinum Underwriters Bermuda, Ltd., a Bermuda company (“PUB”, and, collectively with RRL, RSRL and DaVinci, “Applicants” and, individually, an “Applicant”) and for the account of the Applicant named in the Application (as defined below), Applicants and RenaissanceRe Holdings Ltd., a Bermuda company (“Guarantor”), agree that the following terms and conditions of this Standby Letter of Credit Agreement (this “Agreement”) shall apply to each Credit:

1. Applications/Instructions/Discretionary/Defined Terms.

(a)	Applications/Instructions. The request to issue or amend a Credit (an “Application”) shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Credit, an Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive, absent manifest error.

(b)	Discretionary. The Credit Parties (as defined below) acknowledge and agree that Bank has no commitment or obligation to Issue (as defined below) any Credit and that the decision to Issue any Credit is entirely discretionary. Accordingly, Bank may decline to Issue any Credit and the Issuance (as defined below) by Bank of any Credit shall not oblige or require Bank to Issue any other Credit.

(c)	Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Anti-Corruption Laws” has the meaning specified in Section 5(m).

“Applicable Account Principles” means (i) as to the Guarantor, generally accepted accounting principles and (ii) as to each Applicant, the statutory accounting practices prescribed or permitted by the applicable Governmental Authority which regulates such Applicant, for the preparation of its financial statements and other reports by insurance corporations of the same type as such Applicant in effect on the date such statements or reports are to be prepared.

“Applicable Interest Rate” means the BBSY Rate plus 1%.

“AUD” means the lawful currency of the Commonwealth of Australia.

“AUD Currency Equivalent” means, at any time, with respect to any amount denominated in USD or NZD, the equivalent amount thereof in AUD as determined by Bank at such time on the basis of the Spot Rate for the purchase of such AUD with USD or NZD, as applicable.

“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“BBSY Rate” means the three month bank bill swap rate (expressed as a percentage yield to maturity and rounded upwards to the nearest two decimal places) which is the bid rate shown at approximately 10:15 a.m. (Sydney time) on page BBSY on the Thomson Reuters System on the date such amount begins to accrue interest. If such rate is not available or if, in Bank’s reasonable opinion the rate becomes inappropriate, the BBSY Rate will be the rate reasonably determined by Bank to be the appropriate equivalent rate, having regard to prevailing market conditions.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close (a) when used in respect of Bank’s obligation under a Credit, at the place (“Bank Location”) where Bank is obligated to honor a presentation or otherwise act under such Credit, (b) when used in respect of the Collateral, Hamilton, Bermuda or New York, New York, and (c) when used with respect to issuance of a Credit and all other cases, in New York, New York, Sidney Australia or Hamilton, Bermuda.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or Australian federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Standby Letter of Credit Agreement

“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Collateral Value” for any Business Day shall be calculated as set forth on Schedule I.

“Control Agreements” means, collectively, the control agreements among Custodian, Bank and (respectively) each Applicant, pursuant to which a lien on one or more Custodial Accounts and the contents thereof and all security entitlements related thereto securing the Obligations is perfected in favor of Bank.

“Credit Documents” means, collectively, this Agreement, the Applications, the Credits, the Fee Letter and each Security Document.

“Credit Parties” means each Applicant (including any Person who becomes an Applicant pursuant to Section 22) and Guarantor, and “Credit Party” means any of them.

“Credits” has the meaning specified in the first paragraph of this Agreement.

“Custodial Account” means each custodial, brokerage or similar account of any Applicant maintained by the Custodian as a “securities account” within the meaning of Section 8-501(a) of the UCC for such Applicant as the “entitlement holder” within the meaning of Section 8-102(7) of the UCC pursuant to a custodial agreement, on which (and on the contents of which) a lien has been granted as security for the Obligations.

“Custodian” means The Bank of New York Mellon (in its capacity as custodian of the Custodial Accounts) or such other financial institution as may be acceptable to Bank.

“DFAT” means the Department of Foreign Affairs and Trade of the Commonwealth of Australia.

“Draw Date” has the meaning specified in Section 2(a)(i).

“Due Date” has the meaning specified in Section 2(a)(i).

“Excess Catastrophe Losses” means that part of any losses recognized by one or more of Guarantor and its subsidiaries under the terms of any catastrophe bonds, reinsurance agreements or other similar arrangements during any fiscal quarter that are in excess of $150,000,000.

Standby Letter of Credit Agreement

“Existing Credits” means the letters of credit issued by Bank for the account of PUB under the Terminating Facility Agreement, as set forth on Schedule II.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Fee Letter” means the fee letter, dated as of the date hereof, between the Credit Parties and Bank.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Applicants” has the meaning specified in Section 21.

“Issue” means, with respect to any Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Credit. The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or operations of any applicable Credit Party and its subsidiaries taken as a whole; provided, however, that so long as no Event of Default under Section 7(d) shall have occurred and be continuing, the occurrence of losses that give rise to or result in Excess Catastrophe Losses shall not be deemed to have a Material Adverse Effect, (b) the rights and remedies of Bank under any applicable Credit Document, (c) the enforceability of the applicable Credit Documents or the lien of the applicable Security Documents or (d) the ability of an Applicant and the Guarantor, taken as a whole, to perform in any material respect their respective obligations under the applicable Credit Documents (including, in each case and without limitation, as may result from any non-monetary judgment or order for which a stay of enforcement, by reason of a pending appeal or otherwise, shall not be in effect for any period of 30 consecutive days).

“NZD” means the lawful currency of New Zealand.

“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Applicant seeking relief under any applicable Bankruptcy Laws and any fraudulent transfer and fraudulent conveyance laws, whether or not the

Standby Letter of Credit Agreement

claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of an Applicant to Bank arising under, or in connection with, the applicable Credit Document, including, without limitation, Section 4 below, any Application or any Credit (including any Existing Credit), in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control

“Other Taxes” has the meaning specified in Section 2(b).

“Outstanding Credits” means, for each Applicant, as of any date, the sum of (a) the stated amount of all outstanding Credits of such Applicant at such time and, without duplication, (b) all reimbursement and payment obligations in respect of Credits of such Applicant at such time.

“Payment Date” has the meaning specified in Section 2(a)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge Agreements” means, collectively, the respective Pledge and Security Agreements, dated as of the date hereof, made by Applicants in favor of Bank.

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Same Day Funds” means (a) with respect to disbursements and payments in USD, immediately available funds, and (b) with respect to disbursements and payments in AUD or NZD, same day or other funds as may be determined by Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the DFAT or any other relevant sanctions authority applicable to Bank as to which Bank has advised Guarantor in writing.

“Security Documents” means, collectively, (a) the Pledge Agreements and (b) the Control Agreements.

“Spot Rate” for a currency means the rate publicly quoted by Bank as the spot rate for the purchase by Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date

Standby Letter of Credit Agreement

two Business Days prior to the date as of which the foreign exchange computation is made; provided that Bank may obtain such spot rate from another financial institution designated by Bank if Bank does not have as of the date of determination a spot buying rate for any such currency; and provided further Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Credit or determination of Collateral Value.

“Standard Letter of Credit Practice” has the meaning specified in Section 4(c).

“Taxes” has the meaning specified in Section 2(b).

“Terminating Facility Agreement” means the Facility Agreement, dated as of July 31, 2012, among PUB, the lenders party thereto and Bank, as the agent, as amended to date.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S.” means United States of America.

“USD” and “$” mean lawful money of the U.S.

“USD Equivalent” means at any time, (a) with respect to any amount denominated in USD, such amount, and (b) with respect to any amount denominated in AUD or NZD, the equivalent amount thereof in USD as determined by Bank at such time on the basis of the Spot Rate for the purchase of USD with AUD or NZD, as the case may be.

2. Applicant’s Reimbursement and Payment Obligations and Terms.

(a)	General Payment Obligations. All Credits shall be denominated in AUD and NZD and shall be substantially in the form of Exhibit A with such changes therein as may be required by the beneficiary which are acceptable to Bank and the aggregate of all Outstanding Credits shall not exceed AUD Currency Equivalent 50,000,000. For each Credit, the applicable Applicant shall, as to clause (i) below, reimburse Bank the amount paid under any Credit in the currency in which such Credit is denominated unless Bank advises such Applicant pursuant to the notice given pursuant to clause (i) below or in a notice given after the Due Date for any amount which has not been paid by the Due Date that it will require reimbursement in the USD Equivalent of the amount paid, and as to all other clauses below, pay Bank, in each case in USD:

(i)	with respect to a drawing under any Credit, the amount of each drawing paid by Bank thereunder no later than the third (3rd) succeeding Business Day (the “Due Date”) after the date such payment under such Credit is made by Bank (the “Draw Date”), together with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior

Standby Letter of Credit Agreement

to 1:00 P.M. on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the lesser of (A) the Applicable Interest Rate as in effect from time to time during the period from the Draw Date to the Payment Date and (B) the highest rate permitted by applicable law. If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the lesser of (1) the Applicable Interest Rate as in effect from time to time plus 2% and (2) the highest rate permitted by applicable law from and including the Due Date to and not including the Payment Date (such interest to be payable in the currency in which the reimbursement obligation is denominated);

(ii)	the fees payable by such Applicant at such times and in such amounts as are set forth in the Fee Letter;

(iii)	except as otherwise provided in clause (i) above and clause (iv) below, interest on each amount payable by such Applicant under the applicable Credit Documents for each day from and including the date such payment is due to and not including the date of payment, on demand, at a rate per annum equal to the lesser of (A) the Applicable Interest Rate as in effect from time to time plus 2% and (B) the highest rate permitted by applicable law;

(iv)	within ten (10) days of demand, Bank’s documented out-of-pocket costs and expenses (including the reasonable and documented legal fees, charges and disbursements of outside counsel to Bank incurred in connection with the protection or enforcement of Bank’s rights against any Credit Party under this Agreement and the other applicable Credit Documents and any correspondent bank’s documented charges related thereto), with interest from the date of demand by Bank to and not including the date of payment by such Applicant, at a rate per annum equal to the lesser of (A) the Applicable Interest Rate as in effect from time to time plus 2% and (B) the highest rate permitted by applicable law;

(v)	if as a result of any Change in Law, Bank determines that the cost to Bank of Issuing or maintaining any Credit is increased (excluding, for purposes of this clause (a)(v), any such increased costs resulting from (A) income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority, any U.S. federal withholding taxes imposed under FATCA and Other Taxes (in each case as to which Section 2(b) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Applicants jointly and severally will pay to

Standby Letter of Credit Agreement

Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to Guarantor by Bank, shall be conclusive and binding for all purposes, absent manifest error; provided that Bank shall only be so reimbursed or compensated to the extent that Bank is then generally seeking reimbursement or compensation in respect of credit transactions similar to the transactions contemplated hereby from borrowers similarly situated to Applicants to the extent such Change in Law is applicable thereto; and

(vi)	if Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Credits issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the Applicants jointly and severally will pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to Guarantor by Bank shall be conclusive and binding for all purposes, absent manifest error.

Bank shall promptly notify Guarantor of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Bank’s good faith judgment, otherwise disadvantageous to Bank) to mitigate or avoid any obligation by the Applicants to pay any amount pursuant to clause (v) or (vi) above or pursuant to Section 2(b) below (and, if Bank has given notice of any such event and thereafter such event ceases to exist, Bank shall promptly so notify Guarantor). Without limiting the foregoing, Bank will use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Applicants of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.

Notwithstanding the provisions of clause (v) or (vi) above or Section 2(b) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Applicants for any amount arising prior to the date which is 90 days before the date on which Bank notifies Guarantor of such event or circumstance (except that if such event or circumstance is retroactive, then such 90-day period shall be extended to include the period of retroactive effect thereof).

Standby Letter of Credit Agreement

(b)	Immediately Available Funds; No Withholding. All reimbursements and payments by or on behalf of an Applicant shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes, set-off or other liabilities, to such location as Bank may reasonably designate from time to time. The applicable Applicant shall pay all withholding taxes and Other Taxes imposed by any taxing authority on reimbursement or payment under any Credit and any Credit Document, and shall indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any such taxes, except to the extent that such taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Any such indemnification payment shall be made within ten (10) days from the date Bank makes written demand therefor. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority and any U.S. federal withholding taxes imposed under FATCA). “Other Taxes” means all present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.

(c)	Automatic Debit and Set-Off. To the fullest extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default with respect to a Credit Party (including Guarantor), Bank may (but shall not be required to), without demand for reimbursement or payment or notice to any Credit Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by such Credit Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by such Credit Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured. Bank agrees promptly to notify Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. To the fullest extent permitted by applicable law, Bank shall have debit and set-off rights (similar to those set forth in this Section 2(c)) with respect to Guarantor upon the occurrence and during the continuance of an Event of Default with respect to any Guaranteed Applicant.

(d)	Obligations Absolute. Each Applicant’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:

Standby Letter of Credit Agreement

(i)	any lack of validity, enforceability or legal effect of any Credit or this Agreement or any term or provision therein or herein;

(ii)	payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Credit;

(iii)	Bank or any of its branches or affiliates being the beneficiary of any Credit;

(iv)	Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under such Credit;

(v)	the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person; or

(vi)	any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person;

provided, however, that subject to Section 4(b) below, the foregoing shall not release Bank from such liability to any Applicant as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.

(e)	Computation of Interest and Fees. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.

(f)	Existing Credits. PUB and Bank agree that each Existing Credit issued for the account of PUB that remains outstanding as of the date hereof after giving effect to the termination of the Terminating Facility Agreement shall be deemed Issued as of the date hereof as a Credit under this Agreement for the account of PUB.

Standby Letter of Credit Agreement

3. Applicant’s Responsibility. Each Applicant is responsible for preparing and/or approving the final text of any Credit Issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by such Applicant. Each Applicant is solely responsible for the suitability of the Credit for such Applicant’s purposes. Each Applicant will examine the copy of each Credit Issued for its account and any other documents sent by Bank in connection with such Credit and shall promptly notify Bank of any non-compliance with such Applicant’s Instructions and of any discrepancy in any document under any presentment or other irregularity. Each Applicant understands that the final form of any Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and such Applicant hereby consents to such revisions and changes. Each Applicant understands and agrees that Bank is not required to extend the expiration date of any Credit Issued for its account for any reason and, with respect to any such Credit containing an “automatic amendment” to extend the expiration date of such Credit, Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Credit at least five (5) calendar days (or such other period as shall be stated in such Applicant’s Application) prior to the end of the original term or, as the case may be, the period of extension. If such Applicant does not at any time want such Credit to be renewed, such Applicant will so notify Bank at least fifteen (15) calendar days before Bank is required to notify the beneficiary of such Credit or any advising bank of such nonrenewal pursuant to the terms of such Credit.

4. Indemnification; Limitation of Liability.

(a)	Indemnification. Each Applicant jointly and severally agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondent banks and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Credits or any of the transactions contemplated thereby, including any Costs which arise out of or in connection with, or as a result of:

(i)	any Credit or any pre-advice of its Issuance;

(ii)	any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit;

Standby Letter of Credit Agreement

(iii)	any action or proceeding arising out of, or in connection with, any Credit or any Credit Document (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of, or honoring a presentation under, any Credit;

(iv)	any independent undertakings issued by the beneficiary of any Credit;

(v)	any unauthorized Instruction or error in computer or electronic transmission in connection with any Credit Issued hereunder;

(vi)	an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Credit Issued hereunder;

(vii)	any third party seeking to enforce the rights of an Applicant, beneficiary, nominated person, transferee, assignee of Credit proceeds or holder of an instrument or document in connection with any Credit Issued hereunder;

(viii)	the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any Credit Issued hereunder;

(ix)	Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with any Credit Issued hereunder; or

(x)	the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any Credit Issued hereunder;

in each case, including that resulting from Bank’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under any of clauses (i) through (x) above to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by any Credit Party against an Indemnified Party for breach in bad faith of the obligations of such Indemnified Party hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties. Each Applicant hereby agrees to pay Bank within ten (10) days after demand from time to time all amounts owing under this Section 4(a). If and to the extent that the Obligations of any Applicant under this Section 4(a) are unenforceable for any reason, such Applicant agrees to make the maximum contribution to the Costs permissible under applicable law. This indemnity provision shall survive termination of this Agreement and all Credits.

Standby Letter of Credit Agreement

(b)	Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by an Applicant that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from Bank’s gross negligence or willful misconduct or breach in bad faith of its obligations hereunder or under any Credit (including pre-advice) or other Credit Document. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document. No Indemnified Party shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Party in making any such transmission as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)	“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank Issued the applicable Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no party hereto and no Indemnified Person shall, under any circumstances whatsoever, be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. Each Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction. Any claim by any Applicant under or in connection with any Credit Document shall be reduced by an amount equal to the sum of (1) the amount (if any) saved by such Applicant as a result of the breach or alleged wrongful conduct complained of; and (2) the amount (if any) of the loss that would have been avoided had such Applicant taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Bank to effect a cure.

Standby Letter of Credit Agreement

(d)	No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to any Applicant for, and/or Bank’s rights and remedies against any Applicant and the Obligations shall not be impaired by:

(i)	honor of a presentation under any Credit that on its face substantially complies with the terms and conditions of such Credit, even if the Credit requires strict compliance by the beneficiary;

(ii)	acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft;

(iii)	the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Credit);

(iv)	acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;

(v)	any errors in interpretation of technical terms or in translation;

(vi)	any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Party;

(vii)	any breach of contract between the beneficiary and such Applicant or any of the parties to the underlying transaction;

(viii)	payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(ix)	acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be;

(x)	honor of a presentation after the expiration date of any Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;

Standby Letter of Credit Agreement

(xi)	dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xii)	honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

5. Representations and Warranties. Each Credit Party hereby individually and severally represents and warrants with respect to itself to Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by any Applicant to Bank and as of the date of Issuance of any Credit requested in each such Application) as follows:

(a)	Organization, etc. Such Credit Party is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.

(b)	Power and Authority. Such Credit Party has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and such Credit Party has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.

(c)	Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document when signed and delivered by such Credit Party to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against such Credit Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Credit Parties.

(d)	No Violation or Breach. Such Credit Party’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its charter, bylaws or other organizational documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound.

Standby Letter of Credit Agreement

(e)	Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by such Credit Party in connection with the execution and delivery by such Credit Party of any Credit Document to which it is a party or the Issuance by Bank of any Credit for the account of any Applicant pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect.

(f)	Compliance with Laws. Such Credit Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Credit or transaction of such Credit Party under any Credit Document to which it is a party will contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect.

(g)	No Default Under Other Agreements. Such Credit Party is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.

(h)	No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of such Credit Party, threatened arbitration proceeding, litigation or action against it which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.

(i)	Filed All Tax Returns and Paid All Taxes. Each Credit Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. Each Credit Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.

(j)	Financial Statements. The financial statements most recently furnished to Bank by such Credit Party, if any, fairly present in all material respects the financial condition of such Credit Party as at the date of such financial statements and for the periods then ended in accordance with Applicable Accounting Principles (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in such Credit Party’s business or financial condition or results of operations since the date of such Credit Party’s most recent annual financial statements.

Standby Letter of Credit Agreement

(k)	Collateral. On the date of Issuance of any Credit for the account of such Credit Party, in its capacity as an Applicant, both immediately before and after giving effect to such Issuance, the Outstanding Credits for the account of such Credit Party (including the deemed issuance of the Existing Credits on the date hereof for the account of such Credit Party) do not exceed the Collateral Value of the Collateral pledged by such Credit Party.

(l)	Sanctions. Such Credit Party is not any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or the Consolidated List published by DFTA at its official website or any replacement website or other replacement official publication of such list; (c) a Person that is owned 50 percent or more by or otherwise controlled by any Person described in clause (b); or (d) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in this Section 5(l). The purpose for which the Credits are issued are not to finance or facilitate, directly or indirectly, any transaction with, any investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws. Such Credit Party is not organized in a country that is the subject or target of Sanctions.

(m)	Anti-Corruption Laws. Such Credit Party has no knowledge that the proceeds of the Credits shall be used, directly or indirectly: (i) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (A) influencing any act or decision of such Foreign Official in his official capacity, (B) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (C) securing any improper advantage in violation of any applicable law or regulation or (D) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality or (ii) in a manner that violates the U.S. Foreign Corrupt Practices Act of 1977 or similar laws of other jurisdictions applicable to Bank as to which Bank has advised Guarantor in writing (all laws referred to in clause (ii) being “Anti-Corruption Laws”).

Standby Letter of Credit Agreement

(n)	Investment Company Act. Such Credit Party is not required to be registered as an “investment company” under the Investment Company Act of 1940. If such Credit Party is organized under the laws of Bermuda, such Credit Party is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda.

(o)	Use of Credits; Margin Regulations. Neither the issuance of any Credits nor the use of the proceeds of any Credit by such Credit Party will violate, or be inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board or any other regulation of the Federal Reserve Board. Neither such Credit Party nor or any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

6. Covenants. Each Credit Party hereby severally agrees and covenants with respect to itself to do the following:

(a)	Compliance with Laws. Comply with all federal, state and foreign exchange regulations and other laws and regulations of any Governmental Authority now or hereafter applicable to such Credit Party, any Credit Document or any transactions to which it is a party or to payments under or in connection with any of its Applications and/or Credits, except where the noncompliance with which would not have a Material Adverse Effect.

(b)	Agreement to Deliver Evidence of Authority. Duly complete, execute and promptly deliver to Bank concurrently with the execution of this Agreement, evidence of authority, in a form deemed acceptable to the Bank, certifying such Credit Party’s capacity and authority to execute each Credit Document to which it is a party and the transactions contemplated hereby on behalf of such Credit Party.

(c)	Quarterly Financial Statements. Guarantor and DaVinci, as soon as available and in any event within sixty (60) days after the end of the first three (3) fiscal quarters of each fiscal year, shall deliver to Bank unaudited consolidated balance sheets of such Credit Party and its subsidiaries, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with Applicable Accounting Principles (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, for the financial statements of Guarantor only, the related unaudited consolidating balance sheets and income statements for such period, in each case accompanied by the certification of the chief executive officer, chief financial officer, treasurer or controller of such Credit Party that all such financial statements present fairly in all material respects in accordance with Applicable Accounting Principles (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal quarter and for the period then ended; provided, however, that DaVinci shall not be obligated to deliver financial statements pursuant to this Section 6(c) if DaVinci has no Outstanding Credits at the time such financial statements would otherwise be due pursuant to this Section 6(c).

Standby Letter of Credit Agreement

(d)	Annual Financial Statements. (i) Guarantor and DaVinci, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, shall deliver to Bank a copy of the annual financial statements of such Credit Party and its subsidiaries, consisting of audited consolidated (and, for the financial statements of Guarantor only, unaudited consolidating) balance sheets and audited consolidated (and, for the financial statements of Guarantor only, unaudited consolidating) statements of income, cash flows and changes in shareholders’ equity, setting forth in comparative form the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with Applicable Accounting Principles, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by such Credit Party, or any other firm of independent certified public accountants of recognized national standing selected by such Credit Party and reasonably acceptable to Bank that all such audited financial statements present fairly in all material respects in accordance with Applicable Accounting Principles the consolidated financial position and the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal year and for the period then ended; provided, however, that DaVinci shall not be obligated to deliver financial statements pursuant to this Section 6(d)(i) if DaVinci has no Outstanding Credits at the time such financial statements would otherwise be due pursuant to this Section 6(d)(i) and (ii) each other Credit Party, as soon as available and in any event within five (5) Business Days after it has filed the same with the applicable Governmental Authority, shall deliver to Bank its annual financial statements; provided that such Credit Party shall not be obligated to deliver financial statements pursuant to this Section 6(d)(ii) if such Credit Party has no Outstanding Credits at the time such financial statements would otherwise be due pursuant to this Section 6(d)(ii).

(e)	Other Information. Deliver to Bank such other information (financial or otherwise) as Bank may reasonably request from time to time.

(f)	Collateral.

(i)	Pursuant to the Security Documents and as collateral security for the payment and performance of its Obligations, each Applicant shall grant and convey to Bank a security interest in the Collateral charged and pledged by it, prior and superior to all other liens, except for liens in favor of the Custodian securing payment of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral. Each Applicant shall cause the Collateral charged and pledged by it to be made subject to the Security Documents (in form and substance reasonably acceptable to Bank) necessary for the perfection of the security interest in the Collateral and for the exercise by Bank of its rights and

Standby Letter of Credit Agreement

remedies with respect thereto. Each Applicant shall promptly after the date hereof file a charge against the Collateral with the Bermuda Registrar of Companies or other applicable filing authority and deliver evidence of such filing to Bank no later than thirty (30) days after the date hereof.

(ii)	Each Applicant shall at all times cause the Collateral Value of the Collateral pledged by it to equal or exceed the Outstanding Credits of such Applicant at such time. If on any date the Outstanding Credits of such Applicant shall exceed the Collateral Value of the Collateral pledged by such Applicant, such Applicant agrees to pay or deliver within three (3) Business Days to the Custodian Collateral having an aggregate Collateral Value of not less than the amount of such excess, with any such Collateral to be held in such Applicant’s Custodial Account as security for all Obligations of such Applicant hereunder.

(iii)	Guarantor shall deliver to Bank a certificate in a form reasonably satisfactory to Bank, setting forth with respect to each Applicant the Outstanding Credits of such Applicant, the fair market value of each Applicant’s Collateral by category and in the aggregate, the calculation of each Applicant’s Collateral Value and such other information as Bank may reasonably request (A) within ten (10) Business Days after the end of each fiscal quarter (with such Collateral Value and Outstanding Credits being calculated as of the end of such fiscal quarter), (B) the morning any Credit will be issued with such Collateral Value being calculated as of the prior Business Day and the Outstanding Credits including the requested Credit, (C) as of such other times as Bank may reasonably request and (D) at such other times as Guarantor may desire.

(iv)	Each Applicant shall cause the Custodian to provide to Bank, in a manner and at times consistent with the terms of the relevant Control Agreement, information with respect to each of its Custodial Accounts, in a format to be agreed by Bank (acting reasonably), which information shall provide, without limitation, a detailed list of the assets in each such Custodial Account (including the amount of cash and a detailed description of the Collateral (including a breakdown listing the name of each issuer, and the fair market value of the assets held of such issuer)), the fair market value of those assets and the pricing source of such valuation.

(g)	Further Assurances. At the Credit Parties’ cost and expense, execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to Issue any Credit pursuant to this Agreement and the related Application, to perfect and maintain the validity and priority of the liens granted pursuant to the Security Documents, to protect, exercise and/or enforce Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

Standby Letter of Credit Agreement

(h)	Use of Credits. Credits shall only be issued to support the obligations of the requesting Applicant under Reinsurance Agreements with the beneficiary of such Credit.

(i)	Anti-Corruption Laws. Such Credit Party shall maintain in effect and enforce policies and procedures regarding compliance by such Credit Party and its subsidiaries and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws and applicable Sanctions laws.

7. Events of Default. Each of the following shall be an “Event of Default” under this Agreement only with respect to the applicable Credit Party, except that the occurrence of any of the following with respect to Guarantor shall constitute an Event of Default with respect to all Guaranteed Applicants:

(a)	Failure to Reimburse Draws. The failure by the applicable Credit Party to reimburse or pay any drawing under any Credit or accrued interest thereon on the Due Date therefor.

(b)	Failure to Pay Certain Other Amounts. The failure by the applicable Credit Party to pay any fee or other amount when due under or in connection with any Credit Document to which it is a party or any of its Credits within five (5) Business Days after the same shall become due and payable.

(c)	Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by the applicable Credit Party under or in connection with any Credit Document to which it is a party or as an inducement to Bank to Issue a Credit for its account shall be false, incorrect or misleading in any material respect when made.

(d)	Failure to Maintain Collateral Value. The applicable Credit Party, in its capacity as an Applicant, shall fail to maintain at any time Collateral in which Bank shall have a perfected first priority security interest and having a Collateral Value of not less than the Outstanding Credits of such Applicant and such failure shall continue or remain unremedied for more than the three (3) Business Day period provided for in Section 6(f)(ii).

(e)	Failure to Perform or Observe Covenants. The applicable Credit Party’s failure to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c) and (d) of this Section 7), or the breach of any other obligation owed by such Credit Party to Bank, and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (i) the date on which a responsible officer of such Credit Party acquires knowledge thereof and (ii) the date on which notice thereof is delivered by Bank to such Credit Party.

Standby Letter of Credit Agreement

(f)	Insolvency Proceedings, Etc. The applicable Credit Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Credit Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to such Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

(g)	Inability to Pay Debts. The applicable Credit Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(h)	Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of any Credit Party (except to Guarantor or an Applicant other than DaVinci so long as Guarantor or such Applicant expressly assumes such Credit Party’s obligations hereunder); (ii) a merger or consolidation of any Credit Party without the prior written consent of Bank, except that (A) any Credit Party may merge or consolidate with another Credit Party so long as (1) Guarantor is the surviving entity in any such transaction involving Guarantor and (2) the Credit Party other than DaVinci is the surviving entity in any such transaction involving DaVinci and (B) any Credit Party may merge or consolidate with any Person that is not a Credit Party so long as such Credit Party is the surviving entity; or (iii) the dissolution of any Credit Party, except that none of the foregoing shall constitute an Event of Default with respect to any Applicant that terminates this Agreement in accordance with Section 19 below prior to or concurrently with the closing of such transaction.

(i)	Credit Documents. Any provision of any Credit Document to which the applicable Credit Party is a party shall for any reason cease to be valid and binding or enforceable; or such Credit Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.

(j)	Security Documents. Any Security Document to which the applicable Credit Party is a party shall for any reason (other than pursuant to the terms thereof) cease to create in favor of Bank a valid and perfected first priority security interest in the Collateral of such Credit Party purported to be covered thereby; or Bank shall cease for any reason to hold a perfected first priority security interest in the Collateral of such Credit Party; or such Credit Party shall deny or disaffirm in writing the enforceability of any Security Document.

Standby Letter of Credit Agreement

8. Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a)	The full undrawn amount of each applicable Credit, together with any additional amounts payable hereunder, shall, at Bank’s option, become due and payable immediately without demand upon or notice to any Credit Party (and Bank may give notice to the beneficiaries of such Credits in accordance with the terms thereof of the termination or non-extension of such Credits); provided, however, that in the case of any Event of Default specified in Sections 7(f) or (g) above, the amount of each applicable Credit, together with any additional amounts payable hereunder, shall, automatically and without any notice to any Credit Party or any other act by Bank, become immediately due and payable; and

(b)	Bank may exercise from time to time any of the rights, powers and remedies available to Bank under any Credit Document to which such Credit Party is a party, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive.

With respect to Bank’s exercise of any of the foregoing rights, powers and/or remedies, each Credit Party hereby waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, notice of acceptance of this Agreement, any other Credit Document and any other notice or demand of any kind not expressly provided for herein or in any other Credit Document from Bank.

Except as expressly provided herein, no Event of Default solely with respect to an Applicant shall affect the ability of any non-defaulting Applicant to request or obtain Credits under this Agreement.

9. Subrogation. The Bank, at its option, shall be subrogated to each Applicant’s rights against any Person who may be liable to such Applicant on any transaction or obligation underlying any Credit, to the rights of any holder in due course or Person with similar status against such Applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

10. Governing Law; UCP; ISP; Standard Letter of Credit Practice. Each Credit Document and each Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Credits), the substantive laws of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) and (b) in the case of each Credit, the governing law specified in the applicable Credit, or if no governing law is so specified, the ISP or UCP, as set forth in each Credit, which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the laws of New York) in the event of any inconsistent provisions of such law. Unless Applicant specifies otherwise in its Application for a Credit, Applicant agrees that Bank may issue a Credit subject to the ISP or UCP. Bank’s privileges, rights and remedies under the ISP, UCP shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP and UCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict between this Agreement, the UCC and/or Standard Letter of Credit Practice, (ii) the ISP

Standby Letter of Credit Agreement

shall prevail in case of conflict between the ISP and the UCC or other Standard Letter of Credit Practice if the Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and the UCC or other Standard Letter of Credit Practice if the Credit is governed by the UCP.

11. Consent to Jurisdiction and Venue. BANK AND EACH CREDIT PARTY HEREBY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR ANY CREDIT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR ANY CREDIT PARTY IS A PARTY. BANK AND EACH CREDIT PARTY IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. BANK AND EACH CREDIT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 14 BELOW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

12. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND BANK (WHEN IT ISSUES A CREDIT) KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF SUCH CREDIT PARTY OR BANK WITH RESPECT THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE THE CREDIT.

13. Bankruptcy and Forfeiture Reinstatement. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Credit Parties that are obligated therefor under the terms of the Credit Documents.

Standby Letter of Credit Agreement

14. Notices. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of any Credit Party. All notices to Bank shall be directed to (i) the office of Bank issuing the Credit and (ii) if Bank approves of receiving notices by email, to the email address of Bank provided from time to time by Bank to the Credit Parties, in each case with a copy to: NAB Lending Administration Dept., National Australia Bank, Floor 28, 245 Park Avenue, New York, NY 10167, Email: ny_lending_administration@nabny.com. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed. Any Credit Party or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section. Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, any Applicant regarding a Credit issued for its account, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and each Applicant shall be bound by and hereby affirms the Instructions of the other. Each Credit Party irrevocably consents that service of process may be made by registered or certified mail directed to it at the address of its agent for service of process, RenRe North America Holdings Inc., at 3200 Atlantic Avenue, Suite 114, Raleigh, NC 27604.

15. Waiver and Amendments. No modification, amendment or waiver of, or consent to any departure by Bank or any Credit Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Credit Parties (in the case of the Bank) or Bank (in the case of any Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document. No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.

16. Successors and Assigns. Each Credit Document to which a Credit Party is a party will be binding on such Credit Party’s successors and permitted assigns, and shall inure to the benefit of the respective successors and permitted assigns of such Credit Party and Bank. Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Credit, in whole or in part, with Guarantor’s consent (such consent not to be unreasonably withheld or delayed); provided that Guarantor shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within five (5) Business Days after having received notice thereof; and, provided further, that Guarantor’s

Standby Letter of Credit Agreement

consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing. Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents. Any assignment in violation of this Section 16 shall be void. No Credit Party may assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank.

17. Severability. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.

18. Entire Agreement. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.

19. Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by any Applicant with respect to itself except upon (i) thirty (30) days’ prior written notice of such termination by such Applicant to Bank at the address set forth in Section 14, (ii) reimbursement and/or payment of all Obligations of such Applicant, and (iii) the expiration or cancellation of all Credits issued hereunder for the account of such Applicant. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on any Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, such Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

20. USA Patriot Act. Bank hereby notifies each Credit Party that Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) and pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow Bank to identify such Credit Party in accordance with the Patriot Act.

Standby Letter of Credit Agreement

21. Guaranty.

(a)	In order to induce Bank to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Guarantor from the Credits hereunder, Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all payment Obligations of RRL, RSRL, PUB and each person who becomes an Applicant pursuant to Section 22 (the “Guaranteed Applicants”) under the Credit Documents. This guaranty is a guaranty of payment and not of collection. Upon failure by any Guaranteed Applicant to pay punctually any such amount, Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b)	The obligations of Guarantor under this Section 21 shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (i) any extension, settlement, compromise, renewal, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise; (ii) any modification or amendment of or supplement to any of the Credit Documents; (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents; (iv) any change in the corporate existence, structure or ownership of any obligor, or any proceeding under any Bankruptcy Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents; (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, Bank or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents; (vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or Bank’s rights with respect thereto; (viii) the addition or release of any guarantor or the taking, acceptance or release of other guarantees of the Obligations; or (ix) any other act or omission to act or delay of any kind by any obligor, Bank or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Guarantor’s obligations under this Agreement.

(c)	Guarantor’s obligations under this Agreement shall remain in full force and effect until no Credits shall be outstanding, all Obligations payable by the Applicants under the Credit Documents shall have been paid in full and this Agreement shall have been terminated. If at any time any payment of any Obligation payable by a Guaranteed Applicant under the Credit Documents is rescinded or must be

Standby Letter of Credit Agreement

otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Guaranteed Applicant or otherwise, Guarantor’s obligations under this Agreement with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(d)	Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. Guarantor warrants and agrees that each waiver set forth in this Section 21(d) is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

(e)	Until all Obligations shall have been paid in full, Guarantor shall not have any right of subrogation relating to or arising from the Obligations. Guarantor hereby waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Obligations, destroys its rights of subrogation or its rights to proceed against any Guaranteed Applicant for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any Guaranteed Applicant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Guaranteed Applicant’s indebtedness for the Obligations. Until all Obligations shall have been paid in full, Guarantor hereby waives any right to enforce any remedy which Bank now has or may hereafter have against any Guaranteed Applicant or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.

(f)	If acceleration of the time for payment of any amount payable by any Guaranteed Applicant under any of the Credit Documents is stayed upon the occurrence of a proceeding under any Bankruptcy Law with respect to such Guaranteed Applicant, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Guarantor forthwith on demand by Bank.

(g)	Any indebtedness of any Guaranteed Applicant now or hereafter held by Guarantor is hereby subordinated in right of payment to the Obligations of such Guaranteed Applicant, and any such indebtedness collected or received by Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Bank shall be held in trust for Bank and shall forthwith be paid over to Bank to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision hereof.

Standby Letter of Credit Agreement

22. Additional Applicants.

Guarantor may at any time, upon not less than 10 Business Days’ notice to Bank, request that a subsidiary of Guarantor (a “Designated Applicant”) become an Applicant to request Credits by delivering to Bank a duly executed notice and agreement in substantially the form of Exhibit B (a “Designated Applicant Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Designated Applicant becoming entitled to request Credits hereunder, Bank shall have approved such request and shall have received Security Documents executed by such Designated Applicant and such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to Bank, as may be required by Bank in its sole discretion. If Bank agrees that an Designated Applicant shall be entitled to request Credits hereunder then promptly following receipt of the Security Documents and all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, Bank shall send a written notice to Guarantor specifying the effective date upon which the Designated Applicant shall become an Applicant for all purposes of this Agreement entitled to request Credits hereunder on the terms and conditions set forth herein.

[Signature Pages Follow]

Standby Letter of Credit Agreement

APPLICANTS:

Renaissance Reinsurance Ltd.

By:	/s/ Todd R. Fonner
Name:	Todd R. Fonner
Title:	Senior Vice President, Chief Investment Officer & Treasurer

Address: Renaissance House 12 Crow Lane Pembroke HM19 Bermuda Facsimile: (441) 292-9453 Email: trf@renre.com

Standby Letter of Credit Agreement

RenaissanceRe Specialty Risks Ltd.

By:	/s/ Todd R. Fonner
Name:	Todd R. Fonner
Title:	Senior Vice President, Chief Investment Officer & Treasurer

Address: Renaissance House 12 Crow Lane Pembroke HM19 Bermuda Facsimile: (441) 292-9453 Email: trf@renre.com

Standby Letter of Credit Agreement

DaVinci Reinsurance Ltd.

By:	/s/ Todd R. Fonner
Name:	Todd R. Fonner
Title:	Senior Vice President, Chief Investment Officer & Treasurer

Address: Renaissance House 12 Crow Lane Pembroke HM19 Bermuda Facsimile: (441) 292-9453 Email: trf@renre.com

Standby Letter of Credit Agreement

Platinum Underwriters Bermuda, Ltd.

By:	/s/ Todd R. Fonner
Name:	Todd R. Fonner
Title:	Senior Vice President, Chief Investment Officer & Treasurer

Address: Renaissance House 12 Crow Lane Pembroke HM19 Bermuda Facsimile: (441) 292-9453 Email: trf@renre.com

Standby Letter of Credit Agreement

GUARANTOR:

RenaissanceRe Holdings Ltd.

By:	/s/ Todd R. Fonner
Name:	Todd R. Fonner
Title:	Senior Vice President, Chief Investment Officer & Treasurer

Address: Renaissance House 12 Crow Lane Pembroke HM19 Bermuda Facsimile: (441) 292-9453 Email: trf@renre.com

Standby Letter of Credit Agreement

BANK:

National Australia Bank Limited, New York Branch

By:	/s/ Bill Seabrook
Name:	Bill Seabrook
Title:	Director

Address: 245 Park Avenue
28th Floor
New York, NY 10167

Facsimile: (212) 986-5252
Email: bill.seabrook@nabny.com

Standby Letter of Credit Agreement

SCHEDULE I

METHODOLOGY FOR CALCULATION OF COLLATERAL VALUES

Cash and Eligible Securities	Advance Rate

Cash Denominated in AUD, NZD or USD	100%

STIF Shares (a/k/a RRE Active Reserve Fund).	95% of Market

Australia, New Zealand or U.S. Government Bills, Notes and Australia, New Zealand or U.S. Government guaranteed securities
Maturity less than or equal to 5 years	90% of Market
Maturity greater than 5 years	80% of Market

The Collateral Value of cash and other investments listed above for each Applicant shall be calculated by multiplying the fair market value (or, as to cash, the U.S. dollar amount) of such Collateral by the applicable “Advance Rate” set forth above (taking into account the maturity criteria set forth above), in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than 2 Business Days prior to the Business Day as of which the Collateral Value is being calculated; provided that no Collateral (including without limitation cash) shall be included in the calculation of the Collateral Value unless (i) Bank has a first priority perfected security interest in such Collateral pursuant to the Security Documents and (ii) there shall exist no other liens on such Collateral other than liens in favor of the Custodian that are either (x) subordinated as provided in the Control Agreements or (y) secure payments owing to the Custodian of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral; and provided further (1) no security shall be included in the calculation of Collateral Value unless it is listed on a national securities exchange or freely tradable at readily established prices in over-the-counter transactions or, in the case of the STIF Shares, in same day transactions, (2) Bank in its reasonable discretion may exclude any investment from inclusion as Collateral (and will give notice of such exclusion to such Applicant), (3) all maturities are calculated from the relevant date of determination of the Collateral Value, (4) no Collateral denominated in a currency other than AUD, NZD or USD is permitted and (5) to the extent that the currency of the Collateral does not match the currency in which the Outstanding Credits are denominated, the amount of the non-matching currency Collateral shall be subject to an additional 10% haircut.

Schedule I-I